Filed Pursuant to Rule 424(b)(2)

Registration No. 333-257113

Pricing Supplement dated November 30, 2021 (To Equity Index Underlying Supplement dated September 2, 2021, Prospectus Supplement dated September 2, 2021, and Prospectus dated September 2, 2021)

Canadian Imperial Bank of Commerce Trigger Autocallable Contingent Yield Notes

$25,219,600 Notes Linked to the S&P 500® Index due on December 5, 2023

Investment Description

These Trigger Autocallable Contingent Yield Notes (the ‘‘Notes’’) are senior unsecured debt securities issued by Canadian Imperial Bank of Commerce (“CIBC”) with returns linked to the S&P 500® Index (the “Underlying”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. CIBC will pay a quarterly Contingent Coupon if the Closing Level of the Underlying on the applicable Coupon Determination Date (including the Final Valuation Date) is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter. CIBC will automatically call the Notes if the Closing Level of the Underlying on any quarterly Call Observation Date, commencing on May 31, 2022 is equal to or greater than the Initial Level. If the Notes are called, CIBC will pay you the principal amount of your Notes plus the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Level is equal to or greater than the Downside Threshold, CIBC will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Contingent Coupon. If the Final Level is less than the Downside Threshold, CIBC will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Underlying over the term of the Notes, and you may lose up to 100% of your principal amount.

Investing in the Notes involves significant risks. CIBC may not pay any Contingent Coupons on the Notes. You may lose some or all of your principal amount. You will be exposed to the market risk of the Underlying on each Coupon Determination Date. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Contingent Coupon: CIBC will pay a quarterly Contingent Coupon payment if the Closing Level of the Underlying on the applicable Coupon Determination Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter.
❑	Automatically Callable: CIBC will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon otherwise due for that applicable quarter if the Closing Level of the Underlying on any quarterly Call Observation Date, commencing on May 31, 2022 is equal to or greater than the Initial Level. If the Notes are not called, investors will potentially lose a portion of their principal amount at maturity.
❑	Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called and the Final Level of the Underlying is not less than the Downside Threshold on the Final Valuation Date, CIBC will pay you the principal amount per Note at maturity plus the final Contingent Coupon. If the Final Level of the Underlying on the Final Valuation Date is less than the Downside Threshold, CIBC will pay a cash amount that is less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Closing Level of the Underlying from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC.

Key Dates

Trade Date	November 30, 2021
Settlement Date	December 3, 2021
Coupon Determination Dates[1]	Quarterly, commencing on February 28, 2022
Call Observation Dates[1]	Quarterly, commencing on May 31, 2022
Final Valuation Date[1]	November 30, 2023
Maturity Date[1]	December 5, 2023

[1] See page PS-4 for additional details

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE NOTES MAY NOT OBLIGATE CIBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CIBC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE PS-6 AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT, BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 1 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering
The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Contingent Coupon Rate	Initial Level	Downside Threshold	Coupon Barrier	CUSIP	ISIN
The S&P 500® Index (“SPX”)	8.88% per annum	4,567.00	3,425.25, which is 75.00% of the Initial Level	3,425.25, which is 75.00% of the Initial Level	136071CY1	US136071CY12

See “Additional Information about the Notes” on page PS-2. The Notes offered will have the terms specified in the accompanying prospectus, prospectus supplement and underlying supplement, and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of the Notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The Notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The Notes will not be listed on any securities exchange.

The initial estimated value of the Notes on the Trade Date as determined by CIBC is $9.914 per $10.00 principal amount of the Notes, which is less than the price to public. See "Key Risks—General Risks" beginning on page PS-7 of this pricing supplement and "The Bank's Estimated Value of the Notes" on page PS-15 of this pricing supplement for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The S&P 500® Index	25,219,600.00	$10.00	$0.00	$0.00	$25,219,600.00	$10.00

(1) CIBC World Markets Corp. (“CIBCWM”), our affiliate, will purchase the Notes and, as part of the distribution of the Notes, will sell all of the Notes to UBS Financial Services Inc. (“UBS”) at no discount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this pricing supplement for additional information.

UBS Financial Services Inc.	CIBC Capital Markets

Additional Information About the Notes

You should read this pricing supplement together with the prospectus dated September 2, 2021 (the “prospectus”), the prospectus supplement dated September 2, 2021 (the “prospectus supplement”) and the Equity Index Underlying Supplement dated September 2, 2021 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, UBS and our respective affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We, CIBCWM and UBS are not making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us, CIBCWM or UBS, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Index” in the underlying supplement will be references to “Underlying.”

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

¨	Underlying supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112442/tm2123981d23_424b5.htm

¨	Prospectus supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

¨	Prospectus dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

Investor Suitability

The Notes may be suitable for you if:

¨	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
¨	You believe the level of the Underlying will be equal to or greater than the Coupon Barrier on most or all of the Coupon Determination Dates and equal to or greater than the Downside Threshold on the Final Valuation Date.
¨	You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Underlying.
¨	You understand and accept that you will not participate in any appreciation in the level of the Underlying, and your potential return is limited to the Contingent Coupon payments.
¨	You are willing to invest in the Notes based on the Coupon Barrier and Downside Threshold and the Contingent Coupon Rate indicated on the cover hereof.
¨	You are willing to hold the Notes that may be automatically called on any Call Observation Date, commencing on May 31, 2022, on which the Closing Level of the Underlying is equal to or greater than the Initial Level, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

¨	You understand and accept the risks associated with the Underlying.
¨	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by CIBC or another issuer with a similar credit rating.
¨	You are willing to forgo dividends paid on the stocks included in the Underlying and do not seek guaranteed current income from your investment.
¨	You are willing to assume the credit risk associated with CIBC, as Issuer of the Notes, and understand that if CIBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

¨	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
¨	You believe that the level of the Underlying will decline during the term of the Notes and is likely to close below the Coupon Barrier on most or all of the Coupon Determination Dates and below the Downside Threshold on the Final Valuation Date.
¨	You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Underlying.

¨	You seek an investment that participates in the appreciation in the level of the Underlying or that has unlimited return potential.

¨	You are unwilling to invest in the Notes based on the Coupon Barrier and Downside Threshold or the Contingent Coupon Rate indicated on the cover hereof.
¨	You are unable or unwilling to hold the Notes that will be automatically called on any Call Observation Date, commencing on May 31, 2022, on which the Closing Level of the Underlying is equal to or greater than the Initial Level, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.
¨	You do not understand or accept the risks associated with the Underlying.
¨	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by CIBC or another issuer with a similar credit rating.
¨	You prefer to receive the dividends paid on the stocks included in the Underlying and seek guaranteed current income from your investment.
¨	You are not willing or are unable to assume the credit risk associated with CIBC, as Issuer of the Notes, for any payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying, see “Information About the Underlying” in this pricing supplement and “Index Descriptions—The S&P U.S. Indices” beginning on page S-45 of the accompanying underlying supplement. You should also review carefully the “Key Risks” herein and the more detailed “Risk Factors” beginning on page S-1 of the underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

Final Terms
Issuer:	Canadian Imperial Bank of Commerce
Principal Amount:	$10 per Note (subject to a minimum investment of $1,000).
Term:	Approximately 2 years, unless earlier called.
Trade Date:	November 30, 2021
Settlement Date:	December 3, 2021
Final Valuation Date:	November 30, 2023
Maturity Date:	December 5, 2023
Reference Asset:	The S&P 500® Index (Ticker: “SPX”) (the “Underlying”)
Automatic Call Feature / Call Observation Dates / Call Payment Date:

The Notes will be automatically called if the Closing Level of the Underlying on any quarterly Call Observation Date, commencing on May 31, 2022, is equal to or greater than the Initial Level. Each Coupon Determination Date on and after May 31, 2022 will also be a Call Observation Date. You will not receive any notice from us if the Notes are automatically called.

If the Notes are called, CIBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Payment Date”) a cash payment per Note equal to your principal amount plus the Contingent Coupon otherwise due on that date. No further amounts will be owed to you under the Notes.

Coupon Payment Dates:	Three business days following the applicable Coupon Determination Date, except that as to the final Coupon Determination Date, the Coupon Payment Date will be the Maturity Date. The Coupon Determination Dates and Coupon Payment Dates are set forth in the table below.
Contingent Coupon Rate:	8.88% per annum (2.22% per quarter).

Contingent Coupon:

If the Closing Level of the Underlying is equal to or greater than the Coupon Barrier on any Coupon Determination Date, CIBC will pay you the Contingent Coupon applicable to that Coupon Determination Date.

If the Closing Level of the Underlying is less than the Coupon Barrier on any Coupon Determination Date, the Contingent Coupon applicable to that Coupon Determination Date will not be payable and CIBC will not make any payment to you on the relevant Coupon Payment Date.

The Contingent Coupon is $0.222 per quarter per Note. The following table sets forth the Coupon Determination Dates and Coupon Payment Dates.

Coupon Determination Dates[1]	Coupon Payment Dates[1]
February 28, 2022	March 2, 2022
May 31, 2022	June 2, 2022
August 30, 2022	September 1, 2022
November 30, 2022	December 2, 2022
February 28, 2023	March 2, 2023
May 30, 2023	June 1, 2023
August 30, 2023	September 1, 2023
November 30, 2023	December 5, 2023

Contingent Coupon payments on the Notes are not guaranteed. CIBC will not pay you the Contingent Coupon for any Coupon Determination Date on which the Closing Level of the Underlying is less than the Coupon Barrier.

Payment at Maturity (per $10 Note):

If the Notes are not called, for each $10 principal amount of the Notes, you will receive a cash payment on the Maturity Date calculated as follows:

If the Final Level is equal to or greater than the Downside Threshold:

$10 + final Contingent Coupon.

If the Final Level is less than the Downside Threshold:

$10 × (1 + Underlying Return).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Level as compared to the Initial Level, and you will lose some or all of your principal amount. Even with any Contingent Coupons, the return on the Notes may be negative.

Underlying Return:	Final Level - Initial Level
Initial Level
Downside Threshold:	75.00% of the Initial Level, as indicated on the cover hereof.
Coupon Barrier:	75.00% of the Initial Level, as indicated on the cover hereof.

1 Each Coupon Determination Date, Call Observation Date and Coupon Payment Date is subject to postponement in the event of a Market Disruption Event or non-trading day, as described under "Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Index" and "—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date" in the accompanying underlying supplement.

Initial Level:	The Closing Level of the Underlying on the Trade Date, as indicated on the cover hereof.
Final Level:	The Closing Level of the Underlying on the Final Valuation Date.
Calculation Agent	Canadian Imperial Bank of Commerce

Investment Timeline

The Initial Level was observed and the terms of the Notes were determined.

If the Closing Level of the Underlying is equal to or greater than the Coupon Barrier on any Coupon Determination Date, CIBC will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Notes will automatically be called if the Closing Level of the Underlying on any Call Observation Date, commencing on May 31, 2022, is equal to or greater than the Initial Level.

If the Notes are called, CIBC will pay you a cash payment per Note equal to $10.00 plus the Contingent Coupon otherwise due on that date.

The Final Level and the Underlying Return of the Underlying are determined on the Final Valuation Date.

If the Notes have not been called and the Final Level is equal to or greater than the Downside Threshold, CIBC will repay the principal amount equal to $10.00 per Note plus the final Contingent Coupon.

If the Notes have not been called and the Final Level is below the Downside Threshold, CIBC will pay you a cash payment at maturity that will be less than the principal amount, if anything, resulting in a loss of principal proportionate to the decline of the Underlying, equal to an amount of:

$10 × (1 + Underlying Return) per Note

Investing in the Notes involves significant risks. You may lose some or all of your principal amount AT MATURITY. Any paymentS on the Notes, including any repayment of principal, ARE subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

You will be exposed to the market risk of the Underlying on each Coupon Determination Date. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, CIBC urges you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying underlying supplement and the accompanying prospectus supplement. CIBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Structure Risks

¨	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that CIBC will not necessarily pay the full principal amount of the Notes. If the Notes are not called, CIBC will only pay you the principal amount of your Notes in cash at maturity if the Final Level is greater than or equal to the Downside Threshold. If the Notes are not called and the Final Level is less than the Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level from the Initial Level. You may lose some or all of your principal amount at maturity.

¨	The Contingent Repayment of Principal Applies Only Upon an Automatic Call or at Maturity — You should be willing to hold your Notes to an automatic call or maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your investment even if the level of the Underlying at that time is above the Downside Threshold.

¨	You May Not Receive any Contingent Coupons — CIBC will not necessarily make periodic coupon payments on the Notes. If the Closing Level of the Underlying on a Coupon Determination Date is less than the Coupon Barrier, CIBC will not pay you the Contingent Coupon applicable to that Coupon Determination Date. If the Closing Level of the Underlying is less than the Coupon Barrier on each of the Coupon Determination Dates, CIBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

¨	There Can Be No Assurance that the Investment View Implicit in the Notes Will Be Successful — It is impossible to predict whether and the extent to which the level of the Underlying will rise or fall. There can be no assurance that the Closing Level of the Underlying will be equal to or greater than the Coupon Barrier on any Coupon Determination Date or, if the Notes have not been called, that the Final Level will be equal to or greater than the Downside Threshold. The level of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect issuers of the securities included in the Underlying. You should be willing to accept the risk of not receiving any Contingent Coupons and losing a significant portion or all of your initial investment.

¨	Your Potential Return on the Notes Is Limited to Any Contingent Coupons and You Will Not Participate in Any Appreciation of the Underlying Or Underlying Constituents — The return potential of the Notes is limited to the Contingent Coupon Rate regardless of any appreciation of the Underlying. In addition, your total return on the Notes will vary based on the number of Coupon Determination Dates for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Notes is limited by the automatic call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as May 31, 2022, and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the level of the Underlying even though you cannot participate in any potential appreciation in the level of the Underlying. In addition, if the Notes have not been previously called and if the level of the Underlying is less than the Initial Level, as the Maturity Date approaches and the remaining number of Coupon Determination Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the level of the Underlying to increase to the Initial Level. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by the Underlying.

¨	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as approximately 6 months after issuance.

¨	Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with the Underlying with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss —”Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Underlying could close below the Coupon Barrier on a Coupon Determination Date, resulting in no Contingent Coupons payable on the Notes, or below the Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. This greater expected risk will generally be reflected in a higher Contingent Coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Contingent Coupon) than for similar securities linked to the performance of the Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of the Underlying can change significantly over the term of the Notes. The level of the Underlying for your Notes could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons. You should be willing to accept the downside market risk of the Underlying and the potential to lose some or all of your principal at maturity.

Underlying Risks

¨	Owning the Notes Is Not the Same as Owning the Stocks Included in the Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in the Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Underlying would have. Furthermore, the Underlying and the stocks included in the Underlying may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

¨	Changes Affecting the Underlying May Adversely Affect the Level of the Underlying — The policies of the Underlying sponsor concerning additions, deletions and substitutions of the stocks included in the Underlying and the manner in which the Underlying sponsor takes account of certain changes affecting those stocks included in the Underlying may adversely affect the level of the Underlying. The policies of the Underlying sponsor with respect to the calculation of the Underlying could also adversely affect the level of the Underlying. The Underlying sponsor may discontinue or suspend calculation or dissemination of the Underlying. Any such actions could have an adverse effect on the level of the Underlying and consequently, the value of the Notes.

Conflicts of Interest

¨	Certain Business, Trading and Hedging Activities of Us, UBS, and Our Respective Affiliates May Create Conflicts With Your Interests and Could Potentially Adversely Affect the Value of the Notes — We, UBS, and our respective affiliates may engage in trading and other business activities related to the Underlying or any securities included in the Underlying that are not for your account or on your behalf. We, UBS, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon the Underlying. These activities may present a conflict of interest between your interest in the Notes and the interests that we, UBS, and our respective affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we, UBS, and our respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could adversely affect the level of the Underlying, and therefore, the market value of the Notes. These trading and other business activities, if they affect the level of the Underlying or secondary trading in your Notes, could be adverse to your interests as a beneficial owner of the Notes.

Moreover, we, UBS, and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the initial estimated value of the Notes when the terms of the Notes were set. We expect to hedge our obligations under the Notes through CIBCWM, UBS, one of our or its affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the Notes. Any of these hedging activities may adversely affect the level of the Underlying and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In connection with such activities, the economic interests of us, UBS, and our respective affiliates may be adverse to your interests as an investor in the Notes. Any of these activities may adversely affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, UBS, one or more of our respective affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, UBS, our respective affiliates or any unaffiliated counterparty receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We, UBS, our respective affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes.

¨	There Are Potential Conflicts of Interest Between You and the Calculation Agent — The calculation agent will determine, among other things, the amount of payments on the Notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting the Underlying has occurred, and determine the Closing Level of the Underlying if a scheduled Call Observation Date or the Final Valuation Date is postponed to the last possible day. See “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Index” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax Risks

¨	The Tax Treatment of the Notes Is Uncertain. Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

General Risks

¨	Payments on the Notes Are Subject to Our Credit Risk, and Actual or Perceived Changes in Our Creditworthiness Are Expected to Affect the Value of the Notes — The Notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. All payments to be made on the Notes depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes. If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

¨	The Notes Will Be Subject to Risks Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the CDIC may, in circumstances where the Bank has ceased, or is about to cease, to be viable, assume temporary control or ownership of the Bank and may be granted broad powers by one or more orders of the Governor in Council (Canada), each of which we refer to as an “Order,” including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank. If the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of the Notes being exposed to losses.

¨	The Bank’s Initial Estimated Value of the Notes Is Lower Than the Initial Issue Price (Price to Public) of the Notes — The initial issue price of the Notes exceeds the Bank’s initial estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the initial issue price of the Notes. See “The Bank’s Estimated Value of the Notes” on page PS-15 of this pricing supplement.

¨	The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates — The Bank’s initial estimated value of the Notes is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the Notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the Notes could change significantly based on, among other things, changes in market conditions, including the level of the Underlying, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” on page PS-15 of this pricing supplement.

¨	The Bank’s Initial Estimated Value of the Notes Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of the Bank’s initial estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked Notes had an adverse effect on the economic terms of the Notes and the initial estimated value of the Notes on the Trade Date, and could have an adverse effect on any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” on page PS-15 of this pricing supplement.

¨	If CIBCWM Were to Repurchase Your Notes After the Settlement Date, the Price May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Settlement Date at which it would be willing to repurchase the Notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the Trade Date, the price at which CIBCWM may repurchase the Notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the Notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the Notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the Notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the Notes at that time, and could be lower than CIBCWM’s price.

¨	Economic and Market Factors May Adversely Affect the Terms and Market Price of the Notes Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or call. These factors include the level of the Underlying; the volatility of the Underlying; the dividend rate paid on stocks included in the Underlying; the time remaining to the maturity or call of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

¨	The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect a Trading Market for the Notes to Develop — The Notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates intend to purchase the Notes from holders, they are not obligated to do so and are not required to make a market for the Notes. There can be no assurance that a secondary market will develop for the Notes. Because we do not expect that any market makers will participate in a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your Notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Notes prior to maturity or automatic call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Notes to maturity or automatic call.

Hypothetical Scenario Analysis and Examples

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying relative to the Initial Level. The hypothetical terms used below are not the actual terms. The actual terms are indicated on the cover of this pricing supplement. We cannot predict the Final Level or the Closing Level of the Underlying on any Coupon Determination Date or Call Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon earlier automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following terms:

Investment Term:	Approximately 2 years (unless earlier called)
Hypothetical Initial Level:	1,000
Contingent Coupon Rate:	8.88% per annum (or 2.22% per quarter)
Contingent Coupon:	$0.222 per quarter
Coupon Determination Dates:	Quarterly
Call Observation Dates:	Quarterly, commencing on May 31, 2022
Hypothetical Coupon Barrier:	750.00 (75.00% of the Initial Level)
Hypothetical Downside Threshold:	750.00 (75.00% of the Initial Level)

Example 1 — Notes are Called on the First Call Observation Date, Which Corresponds to the Second Coupon Determination Date

Date	Closing Level	Payment (per Note)
First Coupon Determination Date	1,100 (at or above Coupon Barrier and Initial Level)	$0.222 (Contingent Coupon) – Notes are not callable
Second Coupon Determination Date (and First Call Observation Date)	1,200 (at or above Coupon Barrier and Initial Level)	$10.222 (Settlement Amount)
Total Payment: $10.444 (4.44% return)

Since the Notes are called on the second Coupon Determination Date (which is the first Call Observation Date), CIBC will pay you on the Call Payment Date a total of $10.222 per Note. When added to the Contingent Coupon payment of $0.222 received in respect of the first Coupon Determination Date, CIBC will have paid you a total of $10.444 per Note, for a 4.44% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes are NOT Called and the Final Level Is at or Above the Coupon Barrier and Downside Threshold

Date	Closing Level	Payment (per Note)
First Coupon Determination Date	1,100 (at or above Coupon Barrier and Initial Level)	$0.222(Contingent Coupon) – Notes are not callable
Second through Seventh Coupon Determination Dates (and First through Sixth Call Observation Date)	Various (below Coupon Barrier; below Initial Level)	$0.00– Notes are not automatically called
Final Valuation Date	850 (at or above Coupon Barrier and Downside Threshold; below Initial Level)	$10.222 (Payment at Maturity)
Total Payment: $10.444 (4.44% return)

At maturity, CIBC will pay you a total of $10.222 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.222 received in respect of the first Coupon Determination Date, CIBC will have paid you a total of $10.444 per Note, for a 4.44% total return on the Notes.

Example 3 — Notes are NOT Called and the Final Level Is Below the Coupon Barrier and Downside Threshold

Date	Closing Level	Payment (per Note)
First Coupon Determination Date	900 (at or above Coupon Barrier; below Initial Level)	$0.222 (Contingent Coupon) – Notes are not callable
Second through Seventh Coupon Determination Dates (and First through Sixth Call Observation Date)	Various (below Coupon Barrier; below Initial Level)	$0.00 – Notes are not automatically called
Final Valuation Date	400 (below Coupon Barrier, Downside Threshold and Initial Level)	$10.00 × (1 + Underlying Return) =$10.00 × (1 + -60%) =$10.00 - $6.00 =$4.00 (Payment at Maturity)
Total Payment: $4.222 (-57.78% return)

Since the Notes are not called and the Final Level is below the Downside Threshold, CIBC will pay you at maturity $4.00 per Note. In addition, the final Contingent Coupon will not be payable because the Final Level is also below the Coupon Barrier. When added to the Contingent Coupon payment of $0.222 received in respect of the first Coupon Determination Date, CIBC will have paid you $4.222 per Note, for a -57.78% total return on the Notes.

Information About the Underlying

The S&P 500® Index

The Underlying is calculated, maintained and published by S&P Dow Jones Indices LLC. The Underlying includes 500 leading companies and covers approximately 80% of market capitalization of the U.S. equity markets. See “Index Descriptions—The S&P U.S. Indices” beginning on page S-45 of the accompanying underlying supplement for additional information about the Underlying.

In addition, information about the Underlying may be obtained from other sources, including, but not limited to, the index sponsor’s website (including information regarding the Underlying’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the Underlying is accurate or complete.

Historical Performance of the Underlying

The graph below illustrates the performance of the Underlying from January 1, 2016 to November 30, 2021, based on the daily Closing Levels as reported by Bloomberg L.P. (“Bloomberg”), without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On November 30, 2021, the Closing Level of the Underlying was 4,567.00, which is its Initial Level. The green line indicates its Coupon Barrier and Downside Threshold of 3,425.25, which is equal to 75.00% of its Initial Level. The historical performance of the Underlying should not be taken as an indication of its future performance, and no assurances can be given as to the level of the Underlying at any time during the term of the Notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of the Underlying will result in the return of any of your investment.

Historical Performance of the S&P 500® Index
Source: Bloomberg

United States Federal Income Tax Considerations

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the Notes. Except with respect to the section below under “Non-U.S. Holders,” it applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the Notes as prepaid derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your Notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your Notes for more than one year. Although the tax treatment of the Contingent Coupon payments is unclear, we intend to treat any Contingent Coupon payments, including on the Maturity Date or upon an automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

The expected characterization of the Notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the Notes and certain other considerations with respect to an investment in the Notes, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Notes for U.S. federal income tax or other tax purposes.

Non U.S.-Holders. A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holder should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Please see the discussion under the section entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from CIBC for distribution to UBS (the “Agent”). CIBCWM has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price to public set forth on the cover hereof.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We will deliver the Notes against payment therefor in New York, New York on a date that is more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the Notes. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Settlement Date.

The Bank’s Estimated Value of the Notes

The Bank’s initial estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Key Risks—The Bank’s Initial Estimated Value of the Notes Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the Notes was determined when the terms of the Notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks—The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s initial estimated value of the Notes is lower than the initial issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the initial issue price of the Notes. These costs include the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks—The Bank’s Initial Estimated Value of the Notes Is Lower Than the Initial Issue Price (Price to Public) of the Notes” in this pricing supplement.

Validity of the Notes

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated June 15, 2021, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 15, 2021.

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated June 15, 2021, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 15, 2021.